ACQUISITION AGREEMENT

50% Working Interest (32% Net Revenue Interest)
in certain land and wells covered by three leases in Shackelford, Callahan and Stephens Counties, Texas

Whitt Oil & Gas, Inc., a Texas corporation (“Whitt”), and Energy Producers, Inc. (“EPI”), a Nevada corporation and the wholly owned subsidiary of EGPI Firecreek, Inc., a Nevada corporation, agree as follows regarding EPI’s acquisition from Whitt of a 50% working interest (32% net revenue interest) in the McWhorter Lease (Callahan County, Texas), the Young Lease (Callahan County, Texas) and the Boyett Lease (Stephens and Shackelford Counties, Texas), and the wells thereon, all as described in Exhibit “A”:

1.
The purchase price to be paid by EPI will be $225,000. This includes the acquisition costs of the 50% working interest in the leases and also EPI’s share of the costs of an initial work program consisting of the repair of identified problems on and return to production of three (3) wells located on said leases. Operating costs of wells are not included in the acquisition cost to be paid by EPI, and EPI must pay its pro-rata share of operating costs in accordance with this agreement and the operating agreement described below.

2.
At closing and prior to execution of the assignment of the said working interest in the leases to EPI, Whitt will assign the following stated overriding royalty interests in and to all oil, gas, casinghead gas, and other hydrocarbon substances produced, saved and marketed from the land subject to said leases:

(a)	2% to _______________________________ ;

(b)	2% to _______________________________ ; and

(c)	2% to _______________________________.

Such assignments of overriding royalty interests will result in a 32% net revenue interest thereafter being conveyed to EPI.

3.	The overriding royalty interests to be assigned pursuant to paragraph 2 will be subject to the following terms and provisions:

(a)	Such assignments will be made without warranty of title, express or implied, except as to parties claiming by, through or under Whitt, but not otherwise;

(b)	Each overriding royalty interest assigned will be payable out of and only out of the oil and gas produced, saved and marketed, pursuant to the terms and provisions of said leases;

(c)
Each overriding royalty interest assigned will be free of development, production and operating expenses, but will be chargeable with its proportionate part of all gross production taxes and other taxes properly assessable thereto;

(d)
Each overriding royalty interest assigned will not be paid or accrued on any oil, gas, casinghead gas and other hydrocarbon substances used for operating, development or production purposes on the lands subject to the said leases or unavoidably lost, nor paid upon gas used for repressuring or recycling operations or pressure maintenance operations benefiting said lands;

(e)
Whitt, its successors and assigns, will have the right to pool the oil and gas leases and lands covered hereby, or any portion thereof, with other lands and leases into voluntary units, or into units as established by any governmental authority having jurisdiction, and if the leases, and the lands covered thereby, or any part thereof, are pooled accordingly, then each overriding royalty interest assigned will be reduced in proportion that the acreage burdened by each overriding royalty interest bears to all the acreage included in any pooled unit.

4.
The Boyett Lease has up to four potential Barnett locations that can be drilled. EPI shall be granted under the operating agreement the right, but not the obligation, to participate in each of these wells when proposed by Whitt. If EPI elects to participate in the drilling of any one or more of such new wells, EPI must pay its share of actual costs associated with its 50% working interest including completion costs (if completed) and plugging costs (if plugged). The costs of drilling and completing or plugging such wells is not included in the acquisition costs to be paid by EPI at closing.

5.
Closing will occur on or before December 31, 2009 at the offices of attorney Dan Fergus, Fergus and Fergus, LLP, 400 Pine Street, Suite 765, Abilene, Texas 79601, telephone (325) 691-0370, facsimile (325) 692-8107. The effective date of transfer will be December 1, 2009 regardless of the actual closing date. Closing costs will be paid from the acquisition funds provided by EPI or as the parties otherwise agree in closing instructions. EPI will be responsible for its share of ad valorem taxes from and after closing.

6.
The form of assignment to be used at closing will be mutually acceptable to th parties. In addition, at closing, the parties will sign a mutually acceptable form of operating agreement based on the A.A.P.L. Operating Agreement Form 610-1989. Whitt will be the operator and administrator for the project under the operating agreement.

7.
Whitt has provided to EPI all material documents and information in its possession or control concerning the leases, and EPI has reviewed and approved the same. Except as may be expressly stated in the closing documents, Whitt makes no warranties or representations with respect to the leases or any equipment or personal property.

8.
Notices under this agreement will be in writing deemed effective when received by the addressee. Notices may be sent by U.S. mail, overnight courier, email or fax, deemed delivered when actually received by the addressee. Notice addresses are as follows:

Whitt Oil & Gas, Inc.	Energy Producers, Inc.,
P.O. Box 3129	6564 Smoke Tree Lane
Albany, Texas 76430-8055	Scottsdale, Arizona 85253
Facsimile: ______________	Facsimile: (480) 443-1403
Email: w.whitt@sbcglobal.net	Email: energyproducers@aol.com

Copies of all notices shall be sent to John R. Taylor, Templar PetroConsultants, Inc., 6777 Camp Bowie Blvd., Suite 332, Fort Worth, Texas 76116, facsimile: (817) 377-8603.

9.	This agreement must be executed by the second signing party within three days after execution hereof by the first signing party or this agreement shall be void.

Executed effective the 22nd day of December, 2009.

WHITT OIL & GAS, INC.		ENERGY PRODUCERS, INC.
a wholly owned subsidiary of
EGPI FIRECREEK, INC.

By:		By:
	W. J. Whitt, President	Dennis Alexander, CEO

Date Signed:	Date Signed:

EXHIBIT “A”

Leases

1.
That certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Eugene Bell, Lessor, and E & D Bell, LLC, Lessee, recorded in Volume 194, Page 360, Real Property Records of Callahan County, Texas, covering the following two (2) parcels of land in Callahan County, Texas, to-wit:

Tract I: Being 40 acres as near as is practicable in the form of a square around the LCS Production of McWhorter #1 well, 2306’ FNL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

Tract II: Being 40 acres as near as is practicable in the form of a square around the Ratex Energy, Inc. No. 3 Young well, 330’ FSL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

2.
That certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Harold Elledge, Lessor, and E & D Bell, LLC, Lessee, recorded in Volume 194, Page 363, Real Property Records of Callahan County, Texas, covering the following two (2) parcels of land in Callahan County, Texas, to-wit:

Tract I: Being 40 acres as near as is practicable in the form of a square around the LCS Production of McWhorter #1 well, 2306’ FNL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

Tract II: Being 40 acres as near as is practicable in the form of a square around the Ratex Energy, Inc. No. 3 Young well, 330’ FSL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

3.
That certain Oil and Gas Lease dated ________________________, by and between Sharon White Stewart, Lessor, and Whitt Oil & Gas, Inc., Lessee, recorded in Volume _______, Page _______, Real Property Records of Stephens County, Texas, and recorded in Volume ________, Page ________, Real Property Records of Shackelford County, to the extent, and to the extent only, that said lease covers the following parcel of land, to-wit:

Tract III: All of the Southeast One-fourth (SE/4) of Section 55, B.A.L., A-2746, Stephens and Shackelford Counties, Texas.

Wells

1.	McWhorter No. Well, Texas Lease I.D. 27348, field Wildcat, Texas Field I.D. 00014001, Texas Railroad Commission District No. 7B, Callahan County, Texas.

2.	Young No. 3 Well, Texas Lease I.D. 26519, field Parsons Gray, Texas Field I.D. 69450300, Texas Railroad Commission District No. 7B, Callahan County, Texas.

3.	Boyett Well, Texas, API #42-417-37567, Texas Railroad Commission District No. 7B, Shackelford County, Texas.